SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 30, 2020

EBIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-15946	77-0021975

1 Ebix Way Johns Creek, Georgia	30097
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (678) 281-2020

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.10 par value per share	EBIX	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 - Entry Into a Material Definitive Agreement

On March 30, 2020, Ebix, Inc. (the “Company”) and certain of its subsidiaries entered into a waiver agreement (the “Waiver”) related to the Regions Secured Credit Facility (the “Credit Agreement”), dated August 5, 2014, among the Company, Regions Bank as Administrative and Collateral Agent (“Regions”) and the lenders. The Waiver is between the Company and Regions.

The Waiver provides that so long as the Company’s leverage ratio is below 5.0 to 1.0 for the Company’s fiscal quarter ending March 31, 2020 pursuant to the terms of its compliance certificate required by the Credit Agreement, the existing leverage ratio requirement of 3.50 to 1.0 will be waived. The Company negotiated this increased leverage threshold to provide ample cushion over and above what the Company estimated its actual consolidated net leverage would be on March 31, 2020 based on all available information known during late March 2020. The Company, Regions and the other lenders will reevaluate the leverage ratio during future financial periods based on the impact of COVID-19 to the Company’s operations and financial projections.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EBIX, INC.

By:	/s/ Robert F. Kerris
Name:	Robert F. Kerris
Title:	Chief Financial Officer

Dated: April 1, 2020